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Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Net Income Soars 41% in Third Quarter
FedEx Express Operating Margin Improves on Lower Costs
and Strong International Revenue

        MEMPHIS, Tenn., March 17, 2004... FedEx Corporation (NYSE: FDX) today reported earnings of $0.68 per diluted share for the quarter ended February 29, including $0.03 per diluted share of costs associated with the previously announced business realignment through early retirement and severance programs. Excluding these costs, earnings for the third quarter were $0.71 per diluted share. Earnings were $0.49 per diluted share a year ago.

        FedEx Corp. reported the following consolidated results for the third quarter:

	Q3 Fiscal 2004
	As Reported (GAAP)	YOY %	Before Realignment Costs	YOY %	Q3 Fiscal 2003 As Reported (GAAP)
Revenue	$6.06 billion	9	$6.06 billion	9	$5.55 billion
Operating Income	$372 million	38	$386 million	43	$269 million
Net Income	$207 million	41	$216 million	47	$147 million
Diluted EPS	$0.68	39	$0.71	45	$0.49

        "Our revenue growth accelerated, reflecting a strengthening worldwide economy and successful execution of our business strategy, highlighted by the strong performance of our FedEx International Priority® service" said Alan B. Graf, Jr., executive vice president and chief financial officer. "In addition, substantial cost savings from our business realignment programs at FedEx Express are resulting in meaningful improvement in our Express margins."

        The third quarter pretax cost of the business realignment programs was $14 million. Approximately $65 million of savings were realized in the third quarter, reflected primarily in lower ongoing salaries and employee benefits costs. The company expects the savings from these initiatives to be $50 million to $60 million in the fourth quarter and the costs to be approximately $10 million. Related savings are expected to be $230 million to $240 million per year in fiscal 2005 and beyond.

        On February 12, 2004, FedEx completed the $2.4 billion acquisition of Kinko's, Inc. from Clayton, Dubilier & Rice, Inc. (which owned the majority of Kinko's outstanding shares) and others. During the third quarter, Kinko's contributed approximately $100 million of revenue and $0.01 per diluted share of earnings, as its results were only included for 18 days in the quarter. Kinko's will be reported as the company's fourth operating segment beginning with the fourth quarter.

        For the third consecutive year, FedEx ranked in the "Top 10" of FORTUNE magazine's "America's Most Admired Companies" and "World's Most Admired Companies" lists and in the top ten of the 2003 Harris Interactive/Reputation Institute's annual corporate reputation survey published by The Wall Street Journal. FedEx is the only transportation company and one of very few companies to rank this highly in all three reputation surveys.

        "At the heart of our strong reputation is our relentless commitment to delivering superior service for customers, generating outstanding financial returns for shareholders, maintaining the highest ethical standards, safeguarding our environment and being a great place to work," said Frederick W. Smith, chairman, president and chief executive officer.

Outlook

        Earnings are expected to be $1.15 to $1.25 per diluted share in the fourth quarter, excluding the costs of the company's business realignment activities, compared to $0.92 per diluted share a year ago. Fiscal 2004 earnings are expected to be $3.35 to $3.45 per diluted share, excluding business realignment costs and a one-time tax benefit recorded in the first quarter. Capital expenditures for fiscal 2004 are now expected to be approximately $1.4 billion, which is $200 million below the previous forecast and below fiscal 2003 levels. Guidance for fiscal 2005 earnings will be provided in conjunction with the company's investors and lenders meeting on April 8, 2004.

FedEx Express Segment

        For the third quarter, the FedEx Express segment reported:

	Q3 Fiscal 2004
	As Reported (GAAP)	YOY %	Before Realignment Costs	YOY %	Q3 Fiscal 2003 As Reported (GAAP)
Revenue	$4.37 billion	7	$4.37 billion	7	$4.09 billion
Op. Income	$218 million	68	$230 million	77	$130 million
Operating Margin	5.0%		5.3%		3.2%

        FedEx Express segment operating income improved 77% year over year before realignment costs, benefiting from ongoing cost control efforts including early retirement and severance savings and from revenue growth. Operating income improved despite higher employee compensation and benefits and maintenance costs.

        FedEx International Priority (IP) revenue grew 21% for the quarter, as IP revenue per package grew 10%, primarily due to an increase in average weight per package and favorable exchange rate differences. IP average daily package volume also grew 10%. Asia continued to be a growth engine, with volume increasing 22% year over year, while volume growth rates also increased in Europe, Latin America and U.S. export. Worldwide, FedEx Express average daily package volume grew 1% year over year. U.S. domestic express average daily package volume was flat year over year, while U.S. domestic package yield increased 1%.

        On March 16, 2004, FedEx Express entered into a fourth addendum to its transportation agreement with the U.S. Postal Service, allowing FedEx Express to continue carrying incremental pounds of mail through November 30, 2004 at higher committed volumes than required under the original agreement.

FedEx Ground Segment

        For the third quarter, the FedEx Ground segment reported:

  •
  Revenue of $960 million, up 8% from last year's $886 million

  •
  Operating income of $112 million, up 3% from $109 million a year ago

  •
  Operating margin was 11.6%, down from 12.3% the previous year

        Average daily package volume grew 6% in the third quarter, up from 1% and 3% growth in the first and second quarters, respectively, driven by growth in FedEx Home Delivery shipments. Yield improved 4% primarily due to a January 2004 general rate increase and an increase in extra services revenue, partially offset by higher customer discounts and the elimination of the fuel surcharge in January. The FedEx Ground segment operating margin was negatively affected by an operating loss at FedEx Supply Chain Services.

FedEx Freight Segment

        For the third quarter, the FedEx Freight segment reported:

  •
  Revenue of $630 million, up 11% from last year's $568 million

  •
  Operating income of $37 million, up 32% from $28 million a year ago

  •
  Operating margin was 5.9%, up from 4.9% the previous year

        FedEx Freight less-than-truckload (LTL) yield improved 6% year over year due to the impact of a 5.9% general rate increase on June 30, 2003, favorable contract renewals and growth in its interregional freight service. Average daily LTL shipments increased 4% compared to last year's third quarter, which is a continuation of a trend that began at the end of the second quarter. Operating income was up 32% compared to the previous year due to the impact of higher revenue and cost management efforts.

        FedEx Freight continues to improve its market position, with service at historically high levels and the successful launch of its money-back guarantee. The company has also increased capacity at a number of key locations to better meet growing customer demand.

Corporate Overview

        FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with the broadest portfolio of transportation, e-commerce and business services. With annual revenues of $25 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx and Kinko's brands. Consistently ranked among the world's most admired and trusted employers, FedEx inspires its more than 240,000 employees and contractors to remain "absolutely, positively" focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit fedex.com.

        Additional information and operating data are contained in the company's annual report, Form 10-K, Form 10-Qs and third quarter FY2004 Statistical Book. These materials, as well as a Webcast of the earnings release conference call to be held at 8:30 a.m. EST on March 17, are available on the company's Web site at www.fedex.com/us/investorrelations. A replay of the conference call Webcast will be posted on our Web site following the call.

        Certain statements in this press release may be considered forward-looking statements, such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, any impacts on the company's business resulting from the timing, speed and magnitude of the U.S. domestic economic recovery, the number, timing, mix and relocation costs of replacement personnel required as a result of the company's early retirement and severance programs, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage the Kinko's business, the impact of changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels, the timing and amount of any money that FedEx is entitled to receive under the Air Transportation Safety and System Stabilization Act and other factors which can be found in FedEx Corp.'s and its subsidiaries' press releases and filings with the SEC.

Media Contact: Jess Bunn 901-818-7463
Investor Contact: Jim Clippard 901-818-7468
Home Page: fedex.com

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES

        The company believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. Excluding the impact of business realignment costs from our third quarter results and from our earnings guidance will allow more accurate comparisons to prior periods of our year-to-date and expected operating performance in fiscal 2004 and beyond. As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP measures to the most directly comparable GAAP measures.

Third Quarter Fiscal 2004
(Dollars in millions, except earnings per share)

	FedEx Corp.				FedEx Express Segment
	Operating				Operating
			Net Income	Diluted Earnings Per Share
	Income	Margin			Income	Margin
Non-GAAP Measure	$386	6.4%	$216	$0.71	$230	5.3%
Business Realignment Costs	(14)	(0.3%)	(9)	(0.03)	(12)	(0.3%)

GAAP Measure	$372	6.1%	$207	$0.68	$218	5.0%

Fiscal 2004 Fourth Quarter and Full-Year Earnings Guidance

	Q4 Diluted EPS Guidance	FY 2004 Diluted EPS Guidance
Non-GAAP Measure	$1.15 to $1.25	$3.35 to $3.45
Business Realignment Costs	(0.02)	(0.90)
Benefit From Tax Case Decision	—	0.08

GAAP Measure	$1.13 to $1.23	$2.53 to $2.63

FEDEX CORP. FINANCIAL HIGHLIGHTS
(Unaudited)

Third Quarter Fiscal 2004
(In millions, except earnings per share)

	Three Months Ended			Nine Months Ended
	Feb. 29, 2004	Feb. 28, 2003%		Feb. 29, 2004	Feb. 28, 2003%
Revenue:
FedEx Express segment	$4,374	$4,094	7%	$12,790	$12,184	5%
FedEx Ground segment	960	886	8%	2,852	2,660	7%
FedEx Freight segment	630	568	11%	1,931	1,817	6%
Other & eliminations	98	(3)	NM	96	(4)	NM

Total Revenue	6,062	5,545	9%	17,669	16,657	6%
Operating Expenses:
Salaries and employee benefits	2,649	2,464	8%	7,778	7,293	7%
Purchased transportation	602	535	13%	1,755	1,602	10%
Rentals and landing fees	474	452	5%	1,350	1,361	(1%)
Depreciation and amortization	340	334	2%	1,010	1,011	(0%)
Fuel	390	352	11%	1,052	982	7%
Maintenance and repairs	380	344	10%	1,114	1,069	4%
Business realignment costs	14	—	NM	429	—	NM
Other	841	795	6%	2,426	2,360	3%

Total Operating Expenses	5,690	5,276	8%	16,914	15,678	8%
Operating Income:
FedEx Express segment	218	130	68%	222	488	(55%)
FedEx Ground segment	112	109	3%	363	345	5%
FedEx Freight segment	37	28	32%	164	144	14%
Other & eliminations	5	2	150%	6	2	200%

Total Operating Income	372	269	38%	755	979	(23%)
Other Income (Expense):
Interest, net	(36)	(29)	24%	(76)	(88)	(14%)
Other, net	(2)	(3)	(33%)	(3)	(4)	(25%)

Total Other Income (Expense)	(38)	(32)	19%	(79)	(92)	(14%)

Pretax Income	334	237	41%	676	887	(24%)
Provision for Income Taxes	127	90	41%	250	337	(26%)

Net Income	$207	$147	41%	$426	$550	(23%)

Diluted Earnings Per Share	$0.68	$0.49	39%	$1.40	$1.82	(23%)

Weighted Average Common and
Common Equivalent Shares	303	303	—	304	303	0%
Capital Expenditures	$284	$286	(1%)	$892	$1,174	(24%)

FEDEX CORP. OPERATING HIGHLIGHTS
(Unaudited)

Third Quarter Fiscal 2004
(In thousands, except yield, weight and operating weekdays)

	Three Months Ended			Nine Months Ended
FEDEX EXPRESS	Feb. 29, 2004	Feb. 28, 2003%		Feb. 29, 2004	Feb. 28, 2003%
Operating Weekdays	63	63	—	190	190	—
AVG DAILY VOLUME / POUNDS
Average Daily Package Volume:
U.S. Overnight Box	1,197	1,189	1%	1,178	1,175	0%
U.S. Overnight Envelope	628	662	(5)%	655	676	(3%)
U.S. Deferred	1,003	977	3%	933	908	3%

Total U.S. Domestic Package	2,828	2,828	—	2,766	2,759	0%
International Priority	393	358	10%	386	366	5%

Total Average Daily Packages	3,221	3,186	1%	3,152	3,125	1%

Average Daily Freight Pounds:
U.S.	9,082	9,131	(1)%	8,540	9,187	(7%)
International	2,060	2,183	(6)%	2,143	2,157	(1%)

Total Avg Daily Freight Pounds	11,142	11,314	(2)%	10,683	11,344	(6%)

YIELD
Revenue Per Package:
U.S. Overnight Box	$18.37	$18.09	2%	$18.23	$18.10	1%
U.S. Overnight Envelope	10.06	10.03	0%	9.95	9.87	1%
U.S. Deferred	10.85	10.82	0%	10.82	10.90	(1%)

Total U.S. Domestic Package	13.86	13.69	1%	13.77	13.71	0%
International Priority	51.41	46.67	10%	50.19	45.83	10%

Composite Package Yield	$18.43	$17.39	6%	$18.23	$17.47	4%

Revenue Per Freight Pound:
U.S.	$0.73	$0.69	6%	$0.73	$0.67	9%
International	0.75	0.73	3%	0.74	0.72	3%

Composite Freight Yield	$0.74	$0.69	7%	$0.73	$0.68	7%

FEDEX GROUND
Operating Weekdays	62	62	—	189	188	1%
Average Daily Package Volume	2,296	2,171	6%	2,250	2,183	3%
Yield	$6.52	$6.27	4%	$6.44	$6.17	4%
FEDEX FREIGHT
LTL Operating Weekdays	62	62	—	188	188	—
LTL Shipments Per Day	55	53	4%	56	57	(2%)
Weight Per LTL Shipment (lbs)	1,121	1,110	1%	1,119	1,111	1%
LTL Revenue/CWT	$14.35	$13.59	6%	$14.21	$13.30	7%
FEDEX CORP.
Average Full-Time Equivalents (FTEs)(1)	206	191	8%	206	192	7%

(1)
The three- and nine-month periods ending February 29, 2004 include employees of Kinko's for the entire periods.

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS

Third Quarter Fiscal 2004
(In millions)

	Feb. 29, 2004	May 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$475	$538
Other current assets	3,890	3,403

Total Current Assets	4,365	3,941
Net Property and Equipment	9,007	8,700
Other Long-Term Assets	4,977	2,744

	$18,349	$15,385

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
Short-term borrowings	$1,929	$—
Current portion of long-term debt	148	308
Other current liabilities	3,589	3,027

Total Current Liabilities	5,666	3,335
Long-Term Debt, Less Current Portion	1,859	1,709
Other Long-Term Liabilities	3,223	3,053
Total Common Stockholders' Investment	7,601	7,288

	$18,349	$15,385

FEDEX CORP. CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(Unaudited)

Third Quarter Fiscal 2004
(In millions)

	Nine Months Ended
	Feb. 29, 2004	Feb. 28, 2003
Operating Activities:
Net income	$426	$550
Noncash charges (credits):
Depreciation and amortization	1,010	1,011
Other, net	77	236
Changes in operating assets and liabilities, net	219	(891)

Net cash provided by operating activities	1,732	906
Investing Activities:
Business acquisition, net of cash acquired	(2,410)	—
Capital expenditures	(892)	(1,174)
Proceeds from asset dispositions	14	20

Net cash used in investing activities	(3,288)	(1,154)
Financing Activities:
Proceeds from short-term borrowings, net	1,929	200
Dividends paid	(48)	(45)
Other, net	(388)	(52)

Net cash provided by financing activities	1,493	103

Net decrease in cash and cash equivalents	(63)	(145)
Cash and cash equivalents at beginning of period	538	331

Cash and cash equivalents at end of period	$475	$186

FEDEX EXPRESS SEGMENT FINANCIAL HIGHLIGHTS
(Unaudited)

Third Quarter Fiscal 2004
(In millions, except FTEs)

	Three Months Ended			Nine Months Ended
	Feb. 29, 2004	Feb. 28, 2003%		Feb. 29, 2004	Feb. 28, 2003%
Revenue	$4,374	$4,094	7%	$12,790	$12,184	5%
Operating Expenses:
Salaries and employee benefits	1,855	1,781	4%	5,495	5,216	5%
Purchased transportation	177	151	17%	504	446	13%
Rentals and landing fees	388	391	(1%)	1,142	1,173	(3%)
Depreciation and amortization	203	203	—	610	612	(0%)
Fuel	356	320	11%	959	898	7%
Maintenance and repairs	300	269	12%	878	840	5%
Business realignment costs	12	—	NM	423	—	NM
Intercompany charges	350	328	7%	1,039	987	5%
Other	515	521	(1%)	1,518	1,524	(0%)

Total Operating Expenses	4,156	3,964	5%	12,568	11,696	7%

Operating Income	$218	$130	68%	$222	$488	(55%)

Operating Margin	5.0%	3.2%		1.7%	4.0%
Average Full-Time Equivalents (000s)	122	125	(2%)	122	124	(2%)

FEDEX GROUND SEGMENT FINANCIAL HIGHLIGHTS
(Unaudited)

Third Quarter Fiscal 2004
(In millions)

	Three Months Ended			Nine Months Ended
	Feb. 29, 2004	Feb. 28, 2003%		Feb. 29, 2004	Feb. 28, 2003%
Revenue	$960	$886	8%	$2,852	$2,660	7%
Operating Expenses:
Salaries and employee benefits	183	176	4%	547	531	3%
Purchased transportation	367	335	10%	1,076	990	9%
Rentals	26	23	13%	72	69	4%
Depreciation and amortization	38	38	—	114	115	(1%)
Fuel	4	3	33%	9	7	29%
Maintenance and repairs	22	22	—	69	66	5%
Business realignment costs	1	—	NM	1	—	NM
Intercompany charges	107	90	19%	312	265	18%
Other	100	90	11%	289	272	6%

Total Operating Expenses	848	777	9%	2,489	2,315	8%

Operating Income	$112	$109	3%	$363	$345	5%

Operating Margin	11.6%	12.3%		12.7%	13.0%

FEDEX FREIGHT SEGMENT FINANCIAL HIGHLIGHTS
(Unaudited)

Third Quarter Fiscal 2004
(In millions)

	Three Months Ended			Nine Months Ended
	Feb. 29, 2004	Feb. 28, 2003%		Feb. 29, 2004	Feb. 28, 2003%
Revenue	$630	$568	11%	$1,931	$1,817	6%
Operating Expenses:
Salaries and employee benefits	346	313	11%	1,031	970	6%
Purchased transportation	59	51	16%	179	170	5%
Rentals and landing fees	25	25	—	74	80	(8%)
Depreciation and amortization	24	22	9%	69	65	6%
Fuel	31	28	11%	85	77	10%
Maintenance and repairs	28	27	4%	84	86	(2%)
Intercompany charges	5	5	—	15	14	7%
Other	75	69	9%	230	211	9%

Total Operating Expenses	593	540	10%	1,767	1,673	6%

Operating Income	$37	$28	32%	$164	$144	14%

Operating Margin	5.9%	4.9%		8.5%	7.9%

QuickLinks

  Exhibit 99.1
  FOR IMMEDIATE RELEASE
FedEx Corp. Net Income Soars 41% in Third Quarter FedEx Express Operating Margin Improves on Lower Costs and Strong International Revenue
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES
FEDEX CORP. OPERATING HIGHLIGHTS (Unaudited)
FEDEX EXPRESS SEGMENT FINANCIAL HIGHLIGHTS (Unaudited)
FEDEX GROUND SEGMENT FINANCIAL HIGHLIGHTS (Unaudited)
FEDEX FREIGHT SEGMENT FINANCIAL HIGHLIGHTS (Unaudited)